Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to Registration Statement No. 333-284656 on Form N-2 of our report dated May 30, 2025, relating to the financial statements and financial highlights of iDirect Multi-Strategy Fund, LLC appearing in Form N-CSR of iDirect Multi-Strategy Fund, LLC for the period ended March 31, 2025, and to the references to us under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

August 14, 2025